EXHIBIT 4.1
CONSENT OF LANG MICHENER LLP
To the Directors of
Glamis Gold Ltd.
     We hereby consent to the reference in the Glamis Gold Ltd. Registration Statement on Form F-80 dated on or about May 3, 2006, to our opinion contained under “Eligibility for Investment” in the Notice of Meeting and Information Circular of Western Silver Corporation and reference to our firm in “Legal Matters” therein.

/s/ Lang Michener

Vancouver, British Columbia
May 3, 2006